EXHIBIT 99.1

DEEP WELL APPOINTS MR. MALIK YOUYOU TO THE BOARD OF DIRECTORS

EDMONTON, ALBERTA - (Marketwire - August 22, 2008), the Board of Directors of Deep Well Oil & Gas, Inc. ("Deep Well") (PINK SHEETS: DWOG - News) is pleased to announce the appointment of Mr. Malik Youyou to the Board of Directors of Deep Well.

Mr. Malik Youyou is an experienced international entrepreneur, investor and director of several companies. With more than three decades of business experience in highly competitive global markets, beginning in his native France, Mr. Youyou brings a strong international perspective to Deep Well's Board. Mr. Youyou has created and led several companies involved in the development, branding, and marketing of luxury goods from leading international houses including Baume & Mercier, Cartier, Piaget, Alfred Dunhill, Mont Blanc, Van Cleef and Arpels, Chloe and Vacheron Constantin.

Over the last two decades Mr. Youyou successfully established the luxury goods business in Russia and related markets that emerged from the former Soviet Union.

Deep Well Oil & Gas, Inc. is a Nevada corporation based in Alberta Canada.

Deep Well and its subsidiaries Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd. have a 100% working interest in 6 contiguous sections of a P&NG license, an 80% working interest, in 51 contiguous sections of oil sands development leases, 40% working interest in an additional 12 sections of oil sands development leases and an 80% working interest in 6.5 sections of oil sands permits in the Sawn Lake heavy oil area in North Central Alberta. The permits and leases cover 47,759 acres. Andora Energy through their subsidiary formerly known as Signet Energy has earned a 40% interest in 12 sections. A previously published independent engineering report estimated that, there are 819.5 million original barrels of oil in place, the newly acquired 6 sections not included.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business. The Company's business is subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement. Deep Well Oil & Gas, Inc. (PINK SHEETS: DWOG - News)

Contact:
Deep Well Oil & Gas, Inc.
Investor Relations
1 888 - OILSAND (1-888-645-7263)
www.deepwelloil.com